GENWORTH VARIABLE INSURANCE TRUST
SUB-ITEM 77C

At a special joint meeting of the shareholders of the Genworth PIMCO StockPLUS Fund, Genworth PYRAMIS® Small/Mid Cap Core Fund, Genworth Legg Mason ClearBridge Aggressive Growth Fund, Genworth Calamos Growth Fund, Genworth Enhanced International Index Fund, Genworth Goldman Sachs Enhanced Core Bond Index Fund, Genworth Eaton Vance Large Cap Fund, Genworth Davis NY Venture Fund, Genworth 40/60 Index Allocation Fund, Genworth 60/40 Index Allocation Fund, Genworth Growth Allocation Fund, and Genworth Moderate Allocation Fund (collectively, the “Existing Portfolios”), each a series of Genworth Variable Insurance Trust, held on January 12, 2012 the shareholders of each Existing Portfolio approved a Plan of Substitution that that would have the effect of substituting the Existing Portfolio with a specified substitute portfolio.  The proposal and the results of the voting at the shareholder meeting were as follows:

Proposal:  Approve a Plan of Substitution with respect to each Existing Portfolio listed below by the shareholders of such funds.

Existing Portfolio	Number/Percentage of Shares Cast
Genworth PIMCO StocksPLUS Fund (Service Shares)	FOR 20,236,640.866 shares (87.752%) AGAINST 370,171.412 shares (1.605%) ABSTAIN 2,454,442.421 shares (10.643%) TOTAL 23,061,254.698 shares (100.000%)
Genworth PYRAMIS Small/Mid Cap Core Fund (Service Shares)	FOR 4,914,199.010 shares (87.771%) AGAINST 92,765.513 shares (1.657%) ABSTAIN 591,942.228 shares (10.572%) TOTAL 5,598,906.751 shares (100.000%)
Genworth Legg Mason ClearBridge Aggressive Growth Fund (Service Shares)	FOR 4,619,413.312 shares (86.988%) AGAINST 110,679.161 shares (2.084%) ABSTAIN 580,312.716 shares (10.928%) TOTAL 5,310,405.189 shares (100.000%)
Genworth Calamos Growth Fund (Service Shares)	FOR 1,807,317.924 shares (85.932%) AGAINST 32,122.537 shares (1.527%) ABSTAIN 263,758.539 shares (12.541%) TOTAL 2,103,199.000 shares (100.000%)
Genworth Enhanced International Index Fund (Service Shares)	FOR 941,383.013 shares (91.113%) AGAINST 10,714.251 shares (1.037%) ABSTAIN 81,110.345 shares (7.850%) TOTAL 1,033,207.609 shares (100.000%)
Genworth Goldman Sachs Enhanced Core Bond Index Fund (Service Shares)	FOR 12,966,770.501 shares (86.120%) AGAINST 357,859.216 shares (2.377%) ABSTAIN 1,731,985.283 shares (11.503%) TOTAL 15,056,615.000 shares (100.000%)
Genworth Eaton Vance Large Cap Value Fund (Service Shares)	FOR 5,508,526.765 shares (87.721%) AGAINST 131,640.877 shares (2.096%) ABSTAIN 639,408.234 shares (10.182%) TOTAL 6,279,575.876 shares (100.000%)
Genworth Davis NY Venture Fund (Service Shares)	FOR 1,180,576.697 shares (90.378%) AGAINST 14,995.438 shares (1.148%) ABSTAIN 110,693.865 shares (8.474%) TOTAL 1,306,266.000 shares (100.000%)
Genworth 40/60 Index Allocation Fund (Service Shares)	FOR 3,543,941.392 shares (78.661%) AGAINST 393,975.496 shares (8.745%) ABSTAIN 567,435.162 shares (12.595%) TOTAL 4,505,352.050 shares (100.000%)

Genworth 60/40 Index Allocation Fund (Service Shares)	FOR 4,321,011.466 shares (82.248%) AGAINST 174,721.369 shares (3.326%) ABSTAIN 757,925.165 shares (14.427%) TOTAL 5,253,658.000 shares (100.000%)
Genworth Growth Allocation Fund (Service Shares)	FOR 4,738,258.222 shares (87.750%) AGAINST 327,602.928 shares (6.067%) ABSTAIN 333,851.540 shares (6.183%) TOTAL 5,399,712.690 shares (100.000%)
Genworth Moderate Fund (Service Shares)	FOR 4,302,881.869 shares (86.685%) AGAINST 209,863.316 shares (4.228%) ABSTAIN 451,070.197 shares (9.087%) TOTAL 4,963,815.383 shares (100.000%)